Exhibit 99.1


Press Release                           For Immediate Release
                                        Contact: Robert W. White
                                        (215) 886-8280


ABINGTON COMMUNITY BANCORP, INC. ANNOUNCES RECORD EARNINGS

Jenkintown, PA (February 10, 2005) - Abington Community Bancorp, Inc. (the "Company") (Nasdaq: ABBC), the recently formed "mid-tier" holding company for Abington Bank (the "Bank"), reported net income of $1.4 million for the quarter ended December 31, 2004 and $4.6 million for the year ended December 31, 2004, representing increases of 8.8% and 11.4%, respectively, over the comparable 2003 periods. On December 16, 2004, the Bank completed its reorganization to the mutual holding company form and the related subscription offering for shares of the Company's common stock. The Company generated gross proceeds of $71.4 million through the initial public offering.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, "2004 truly was a memorable year for Abington Bank. We successfully completed our reorganization into a mutual holding company and the stock offering by Abington Community Bancorp, and today we are announcing the highest net income in our long history. In addition, the amount of our new loan originations reached historic levels in 2004. Our loan origination activity in 2004 was well diversified among the various types of loans we offer - mortgage loans, commercial loans, consumer loans and construction loans - reflecting our philosophy of growth as a true community bank. Abington Bank has rededicated itself to meeting the personal finance and business needs of our customers. We pledge to our customers and new stockholders to stay on course as we continue to build our franchise."

The Company's total assets increased $113.5 million, or 18.8%, to $718.0 million at December 31, 2004 compared to $604.4 million at December 31, 2003. During 2004, the largest increases in our assets were in the categories of net loans receivable, mortgage-backed securities and cash and cash equivalents. Our net loans receivable increased by $48.0 million, or 13.2%, to $412.7 million at December 31, 2004 compared to $364.6 million at December 31, 2003. Our growth in loans resulted from $181.2 million of diversified loan originations consisting of 37% construction loans, 26% mortgage loans, 17% consumer loans and 20% commercial loans. Our mortgage-backed securities, both held-to-maturity and available-for-sale, increased by an aggregate of $43.5 million, or 35.9% to an aggregate of $164.7 million at December 31, 2004 compared to an aggregate of $121.2 million at December 31, 2003. During 2004, purchases of $83.1 million in the aggregate more than offset $38.7 million in payments and repayments of our held-to-maturity and available-for-sale mortgage-backed securities. Given the relative efficiencies provided by mortgage-backed securities coupled with what we believe is good credit risk, we have continued to invest in mortgage-backed securities as part of our growth efforts. Our cash and cash equivalents increased by $13.6 million to $33.3 million at December 31, 2004 compared to $19.7 million at December 31, 2003. This was due primarily to $69.3 million in net proceeds from our stock issuance in December 2004 as well as a $42.6 million increase in our deposit base during 2004. These increases were partially offset by the previously described new loan originations (net of repayments) and purchases of mortgage-backed securities (net of payments and repayments), as well as approximately $8.0 million in aggregate purchases of both held-to-maturity and available-for-sale investment securities net of maturities.

The $42.6 million or 11.8% increase in deposits at December 31, 2004 compared to December 31, 2003 resulted from an increase in all categories of deposits. During 2004, demand deposits increased $13.2 million, savings accounts increased $13.1 million and certificates of deposit increased $16.3 million. The $4.2 million increase in other borrowed money to $12.9 million at December 31, 2004 compared to $8.7 million at December 31, 2003 reflects an increase in the amount of securities repurchase agreements entered into with certain commercial checking account customers.

Our stockholders' equity increased $69.8 million to $123.1 million at December 31, 2004 compared to $53.2 million at December 31, 2003. The primary reason for the increase was $69.3 million in net proceeds from the Company's initial public offering on December 16, 2004. The Company sold 7,141,500 shares of stock to eligible depositors for $10 per share representing 45% of the total outstanding shares of the Company. The remaining 55% or 8,728,500 outstanding shares are owned by the Company's parent mutual holding company, Abington Mutual Holding Company. As of December 31, 2004, approximately 153,000 shares of the Company's common stock had been purchased for $2.0 million by the Bank's Employee Stock Ownership Plan ("ESOP"). Subsequent to December 31, 2004, the ESOP has purchased an additional 247,000 shares of the Company's common stock towards its anticipated total purchases of approximately 571,000 shares. Retained earnings increased $4.5 million during 2004 primarily as a result of $4.6 million in net income, which was partially offset by a $770,000 increase in accumulated other comprehensive losses and the $100,000 capitalization of Abington Mutual Holding Company.

Net interest income for the three-months ended December 31, 2004 increased $652,000 or 16.4% to $4.6 million compared to $4.0 million for the three-months ended December 31, 2003. Interest income increased $1.0 million for the fourth quarter of 2004 when compared to the prior year comparable period due to increases in the average balances of all categories of interest-earning assets, with the largest increases occurring in the average balances of loans and mortgage-backed securities. The increases in these average balances were somewhat offset by decreases in the average yields on mortgage-backed securities, loans receivable and other interest-earning assets, as well as a $389,000 or 11.4% increase in interest expense. The increase in interest expense for the fourth quarter of 2004 when compared to the same period in the prior year resulted from increases in the average balances of all categories of interest-bearing liabilities as well as increases in the average rates paid on those liabilities.

Net interest income for the year ended December 31, 2004 increased $541,000 or 3.4% to $16.6 million compared to $16.1 million for the year ended December 31, 2003. Interest income increased $852,000 or 2.8% to $30.8 million for the year ended December 31, 2004 compared to $30.0 million for the prior year due to increases in interest income on investments and mortgage-backed securities. Both the average yield and average balance of investment securities increased while a slight decrease in the average yield of mortgage-backed securities was more than offset by a $44.8 million or 48.6% increase in the average balance. A decrease in the average yield on loans receivable to 5.93% in 2004 compared to 6.59% in 2003 offset a $23.4 million increase in the average balance of such assets. Interest expense increased $310,000 or 2.2% to $14.2 million

                               2

for the year ended December 31, 2004 compared to $13.9 million for the prior year due primarily to increases in the average balances of FHLB advances and other borrowings.

We made no provision for loan losses in the fourth quarter of 2004 or 2003. For the year ended December 31, 2004 our provision for loan losses was $45,000 compared to $375,000 for the year ended December 31, 2003. At December 31, 2004 we had $227,000 of non-performing assets and our allowance for loan losses amounted to $1.4 million. Our non-performing loans as a percentage of total loans receivable was 0.05% at December 31, 2004 and 0.12% at December 31, 2003. For the year ended December 31, 2004 our net loan charge-offs amounted to $88,000. Net loan charge-offs amounted to $733,000 for the year ended December 31, 2003 of which $671,000 related to one borrower.

Our total non-interest income amounted to $639,000 for the three-months ended December 31, 2004 compared to $700,000 for the three-months ended December 31, 2003. The decrease was due primarily to a $92,000 decrease in the amount of gain recognized on derivative instruments which was partially offset by an increase in other non-interest income. Total non-interest income increased $383,000 or 20.6% to $2.2 million for the year ended December 31, 2004 compared to $1.9 million for the year ended December 31, 2003. Contributing to the increase was a $329,000 or 24.6% increase in service charge income, particularly fees earned on our overdraft protection program which we began offering in May 2003. Our loss on derivative instruments improved to $141,000 for the year ended December 31, 2004 compared to $407,000 for the year ended December 31, 2003. These changes were somewhat offset as $190,000 of combined gains on sales of loans and property that were recognized in 2003 did not recur in 2004.

Our total non-interest expense for the quarter and year ended December 31, 2004 amounted to $3.2 million and $12.0 million, respectively, representing increases of $414,000 and $543,000, respectively, from the quarter and year ended December 31, 2003. The increases for both the quarter and the year ended December 31, 2004 when compared to the same periods for the prior year were due primarily to increases in salaries and employee benefits expense, the largest component of non-interest expense, and data processing expense. The increase in salaries and employee benefits expense was due primarily to normal merit increases in salaries and an increase in staffing levels. Our data processing expense increased as a result of increased deposits and deposit activity, as data processing expense is dependent in part on the number of deposit transactions that are processed. These increases were partially offset by decreases in ATM expense and advertising and promotions expense. The decrease in ATM expense was due to certain savings negotiated during a contract renewal in 2004. The decrease in advertising and promotions was due to higher expenditures in 2003 to promote the opening of new branches.

Income tax expense for the quarter and year ended December 31, 2004 amounted to $657,000 and $2.3 million, respectively, compared to $595,000 and $2.0 million, respectively, for the quarter and year ended December 31, 2003. Our effective income tax rate remained relatively consistent at 31.8% and 31.5% for the quarters ended December 31, 2004 and 2003, respectively. Our effective income tax rate was also consistent from year to year at 33.2% and 33.1% for the years ended December 31, 2004 and 2003, respectively.

Abington Community Bancorp, Inc. is the "mid-tier" holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as seven additional full service branch offices and four limited service banking offices located in Montgomery and Bucks Counties, Pennsylvania. As of
                               3

December 31, 2004, Abington Community Bancorp had $718.0 million in total assets, $405.3 million in deposits and $123.1 million in stockholders' equity.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Community Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company's periodic reports filed with the Securities and Exchange
Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.


















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

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (unaudited)
----------------------------------------------------------------------------------------------------
                                                            December 31, 2004      December 31, 2003
                                                            ----------------------------------------
ASSETS

Cash and cash equivalents                                        $ 33,295,832         $   19,695,625
Investment securities held to maturity (estimated fair
  value - 2004, $10,336,485)                                       10,219,764
Investment securities available for sale (amortized cost-
  2004, $77,348,884; 2003, $79,579,757)                            76,163,951             78,984,495
Mortgage-backed securities held to maturity (estimated fair
  value - 2004, $81,322,041; 2003, $42,891,508)                    81,703,737             43,009,221
Mortgage-backed securities available for sale (amortized cost-
  2004, $83,300,963; 2003, $77,908,514)                            83,027,943             78,212,883
Loans receivable, net of allowance for loan loss
   (2004, $1,412,697; 2003, $1,455,889)                           412,655,664            364,619,621
Accrued interest receivable                                         2,710,162              2,386,841
Federal Home Loan Bank stock - at cost                             10,450,100             10,039,300
Property and equipment, net                                         5,533,085              5,800,068
Deferred tax asset                                                  1,313,068              1,062,471
Prepaid expenses and other assets                                     905,074                628,431
                                                                 ------------         --------------

TOTAL ASSETS                                                     $717,978,380         $  604,438,956
                                                                 ============         ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Deposits:
    Noninterest-bearing                                          $ 37,596,228         $   37,855,415
    Interest-bearing                                              367,693,829            324,810,757
                                                                 ------------         --------------
      Total deposits                                              405,290,057            362,666,172
  Advances from Federal Home Loan Bank                            170,666,374            173,731,623
  Other borrowed money                                             12,865,521              8,680,916
  Accrued interest payable                                            910,040                943,949
  Advances from borrowers for taxes and insurance                   2,047,151              2,135,301
  Accounts payable and accrued expenses                             3,144,536              3,046,727
                                                                 ------------         --------------

           Total liabilities                                      594,923,679            551,204,688
                                                                 ------------         --------------

STOCKHOLDERS' EQUITY
  Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued
  Common stock, $0.01 par value, 40,000,000 shares authorized,
    issued and outstanding: 15,870,000 in 2004                        158,700
  Additional paid-in capital                                       69,096,936
  Unallocated common stock held by:
    Employee Stock Ownership Plan (ESOP)                           (2,046,137)
    Deferred compensation plans trust                              (1,074,200)
  Retained earnings                                                57,881,651             53,426,380
  Accumulated other comprehensive loss                               (962,249)              (192,112)
                                                                 ------------         --------------

           Total stockholders' equity                             123,054,701             53,234,268
                                                                 ------------         --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $717,978,380         $  604,438,956
                                                                 ============         ==============

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

ABINGTON COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
---------------------------------------------------------------------------------------------------------------------------------
                                                                Quarter Ended December 31,              Year Ended December 31,
                                                              -------------------------------------------------------------------
                                                                   2004              2003               2004               2003
                                                              -------------------------------------------------------------------
INTEREST INCOME:
  Interest on loans                                           $6,112,011        $5,441,594         $22,820,635        $23,827,902
  Interest and dividends on investment and
    mortgage-backed securities                                 2,314,147         1,943,841           8,027,992          6,168,838
                                                               ---------         ---------          ----------         ----------

           Total interest income                               8,426,158         7,385,435          30,848,627         29,996,740

INTEREST EXPENSE:
  Interest on deposits                                         1,781,391         1,532,902           6,561,036          6,822,294
  Interest on Federal Home Loan Bank advances                  1,960,650         1,867,332           7,531,886          7,008,352
  Interest on other borrowed money                                60,881            13,505             115,618             67,494
                                                               ---------         ---------          ----------         ----------

           Total interest expense                              3,802,922         3,413,739          14,208,540         13,898,140
                                                               ---------         ---------          ----------         ----------

NET INTEREST INCOME                                            4,623,236         3,971,696          16,640,087         16,098,600

PROVISION FOR LOAN LOSSES                                                                               45,000            375,000
                                                               ---------         ---------          ----------         ----------
NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                                    4,623,236         3,971,696          16,595,087         15,723,600
                                                               ---------         ---------          ----------         ----------
NON-INTEREST INCOME
  Service charges                                                421,349           430,336           1,662,727          1,333,917
  Rental income                                                   13,050            14,395              52,327             55,667
  Gain (loss) on derivative instruments, net                      14,056           105,817            (140,813)          (406,710)
  Gain on sale of property                                                                                                146,268
  Gain on sale of loans                                                                                                    44,036
  Other income                                                   190,382           149,831             668,577            686,655
                                                               ---------         ---------          ----------         ----------

           Total non-interest income                             638,837           700,379           2,242,818          1,859,833
                                                               ---------         ---------          ----------         ----------

NON-INTEREST EXPENSES
  Salaries and employee benefits                               1,737,945         1,346,505           6,431,433          5,971,415
  Net occupancy                                                  306,763           272,896           1,163,667          1,157,090
  Depreciation                                                   122,080           136,488             496,477            539,454
  Data processing                                                366,007           346,650           1,268,339          1,166,936
  ATM expense                                                     84,501           105,043             291,962            422,463
  Deposit insurance premium                                       28,420            34,076             113,318            107,565
  Advertising and promotions                                      58,969           113,258             285,532            349,448
  Other                                                          491,898           427,458           1,964,477          1,757,848
                                                               ---------         ---------          ----------         ----------

           Total non-interest expenses                         3,196,583         2,782,374          12,015,205         11,472,219
                                                               ---------         ---------          ----------         ----------

INCOME BEFORE INCOME TAXES                                     2,065,490         1,889,701           6,822,700          6,111,214
                                                               ---------         ---------          ----------         ----------

PROVISION FOR INCOME TAXES                                       656,689           594,701           2,267,429          2,021,192
                                                               ---------         ---------          ----------         ----------

NET INCOME                                                    $1,408,801        $1,295,000         $ 4,555,271        $ 4,090,022
                                                               =========         =========          ==========         ==========

BASIC EARNINGS PER SHARE                                           (1)                n/a                (1)                n/a

DILUTED EARNINGS PER SHARE                                         (1)                n/a                (1)                n/a

_______________________________________________________________________________
(1) Due to the timing of the Bank's reorganization into the mutual holding company form and the completion of the Company's initial public offering on December 16, 2004, earnings per share for the period from December 16, 2004 to December 31, 2004 is not considered meaningful and is not shown.

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

ABINGTON COMMUNITY BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)
---------------------------------------------------------------------------------------------------------------
                                                          Quarter Ended December 31,    Year Ended December 31,
                                                          -----------------------------------------------------
                                                             2004           2003           2004         2003
                                                          -----------------------------------------------------
Selected Operating Ratios(1):
Average yield on interest-earning assets                     4.96%          5.08%          4.95%        5.36%
Average rate on interest-bearing liabilities                 2.74%          2.69%          2.65%        2.86%
Average interest rate spread(2)                              2.22%          2.39%          2.30%        2.50%
Net interest margin(2)                                       2.72%          2.73%          2.67%        2.88%
Average interest-earning assets to average
  interest-bearing liabilities                             122.29%        114.70%        116.08%      115.11%
Net interest income after provision
  for loan losses to non-interest expense                  144.60%        142.77%        138.12%      137.05%
Total non-interest expense to average assets                 1.79%          1.84%          1.85%        1.97%
Efficiency ratio(3)                                         60.76%         59.55%         63.63%       63.88%
Return on average assets                                     0.79%          0.86%          0.70%        0.70%
Return on average equity                                     7.15%          9.77%          7.52%        7.85%
Average equity to average assets                            11.02%          8.75%          9.30%        8.94%

Asset Quality Ratios(4):
Non-performing loans as a percent of
  total loans receivable(5)                                  0.05%          0.13%          0.05%        0.13%

Non-performing assets as a percent of
  total assets(5)                                            0.03%          0.08%          0.03%        0.08%

Allowance for loan losses as a percent of
  non-performing loans                                     622.03%        315.15%        622.03%      315.15%

Net charge-offs to average
   loans receivable                                          0.00%          0.01%          0.02%        0.21%

Capital Ratios(6):
Tier 1 leverage ratio                                       12.73%          8.81%         12.73%        8.81%
Tier 1 risk-based capital ratio                             21.24%         15.12%         21.24%       15.12%
Total risk-based capital ratio                              21.57%         15.53%         21.57%       15.53%

_______________________________________________________________________________
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month periods ended December 31, 2004 and 2003, are annualized where appropriate.

(2) Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4) Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5) Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy to cease accruing interest on all loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

(6) Capital ratios are end of period ratios and are calculated for Abington Bank per regulatory requirements.


                               7